Exhibit 99.1

Vail Resorts, Inc.

NEWS RELEASE

For immediate Release

Vail Resorts Contacts:

Media:  Kelly Ladyga, (970) 845-5720, kladyga@vailresorts.com

Investor Relations: Leslie Roubos, (970) 845-2958, lroubos@vailresorts.com

VAIL RESORTS ANNOUNCES FISCAL 2005 FIRST QUARTER RESULTS

VAIL, Colo. – December 10, 2004 – Vail Resorts, Inc. (NYSE: MTN) announced today financial results for the first quarter of fiscal 2005 ended October 31, 2004.

The Company uses the term "Reported EBITDA" when reporting financial results, in accordance with SEC rules regarding the use of non-GAAP financial measures.  The Company defines Reported EBITDA for the Mountain, Lodging and Resort (the combination of mountain and lodging) segments as segment net revenue less segment operating expense plus segment equity investment income or loss.  The Company defines Reported EBITDA for the Real Estate segment as segment net revenue less segment operating expense plus gain on transfer of property plus segment equity investment income or loss.

FIRST QUARTER PERFORMANCE

Mountain revenue for the first quarter of fiscal 2005 was $34.5 million, a $1.0 million, or 3.1%, increase from $33.5 million for the comparable period last year.  Mountain expense increased $2.5 million, or 4.1%, to $64.0 million.

Lodging revenue for the quarter grew $2.5 million, or 5.7%, to $46.3 million.  Lodging expense increased $2.0 million, or 4.9%, to $43.5 million.

Resort revenue, the combination of Mountain and Lodging revenues, rose $3.5 million, or 4.5%, to $80.8 million.  Resort expense increased $4.6 million, or 4.4%, to $107.5 million.

Real Estate revenue for the quarter fell $9.8 million, as expected, to $17.1 million.  Real Estate expense decreased $2.1 million to $10.1 million for the quarter.

Total revenue decreased $6.3 million, or 6.0%, to $97.9 million, and total operating expense increased $5.0 million, or 3.7%, to $139.5 million.

Loss from operations for the quarter increased $11.2 million, or 36.9%, to a loss of $41.6 million compared to a loss of $30.4 million for the same period last year.

Reported EBITDA for the Mountain segment declined $0.7 million, or 2.4%, to negative $28.7 million compared to negative $28.0 million for the comparable period last year.

Reported EBITDA for the Lodging segment improved $0.3 million to $0.8 million in the current year first quarter.  The first quarter of fiscal 2005 includes $1.9 million of equity loss attributed to Bachelor Gulch Resort, LLC ("BG Resort").  As the Company uses the equity method of accounting for BG Resort, included in the fiscal 2005 first quarter Lodging Reported EBITDA is $0.6 million of depreciation and $1.4 million of interest expense, including approximately $800,000 related to the Company's portion of debt extinguishment costs incurred by BG Resort.

  First quarter Resort Reported EBITDA declined $0.4 million to negative $27.9 million compared to negative $27.5 million in the comparable period last year.

Real Estate Reported EBITDA decreased $9.9 million, as expected, compared to the first quarter last year due to the timing of real estate transactions.

The Company reported a first quarter net loss of $31.5 million, or $0.89 per diluted share, compared to a net loss of $25.4 million, or $0.72 per diluted share, for the same period last year.

Adam Aron, Chairman and Chief Executive Officer, commented, "We are delighted to announce that we believe Vail Resorts is well on track for fiscal 2005. Our first quarter results were quite acceptable, and well ahead of our own internal expectations for this point in fiscal 2005.  Our first fiscal quarter is a seasonally low point for the company annually.  As such, the financial results for the quarter per se are far less important than how well we set up Vail Resorts for the coming 6-month ski season.  We are very pleased with the momentum we have going into the ski season.  Our ski areas have received good early season snowfall, and season pass sales dollars are up approximately 1% compared to the record setting levels of last year at this time.  Vacation revenue booked to-date into our central reservation system is 8% ahead of last year at this time, room night bookings at our owned and managed hotels and condominium properties in Colorado are up 10%, and airline bookings into Vail's Eagle County airport are up 6% compared to last season.  Ski school advance reservations are also quite strong."

Added Aron, "With the good early season snowfall, solid season pass sales, buoyant advance ski school reservations, and strong airline and hotel bookings, we continue to be quite upbeat about this year's ski season.  Therefore, at this time, we are reiterating the year-end financial guidance we provided in September."

Aron concluded, "As important as any news announced today is that we are now literally just days away from taking to market the long-awaited and much-heralded $200 million real estate redevelopment of Vail's LionsHead, now named The Arrabelle at Vail Square. This new RockResort luxury hotel will also feature 70 for-sale luxury condominiums, located just 29 steps from Vail's Eaglebahn Gondola; and an all-new skier services plaza with substantial restaurant and retail space, a picturesque outdoor ice rink, a signature glockenspiel clock and an appealing concert bell tower.  Inside and out, the aesthetics of The Arrabelle at Vail Square are as handsome as any project Vail Resorts has been connected with in its 42-year history.  We could not be more excited about this impressive and potentially quite lucrative enhancement to the overall Vail vacation experience."

CONFERENCE CALL

For further discussion of the contents of this press release, please listen to our live webcast today at 11:00 am EST, available on www.vailresorts.com.  In order to access the non-GAAP financial information that will be referenced on the call, click on the Regulation G Compliance section under the Investor Relations tab on www.vailresorts.com.

Vail Resorts, Inc. is the premier mountain resort operator in North America. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado, Heavenly Resort in California and Nevada and the Grand Teton Lodge Company in Jackson Hole, Wyoming.  In addition, the Company's RockResorts luxury resort hotel company operates 10 resort hotels throughout the United States. The Vail Resorts corporate website is www.vailresorts.com and the consumer websites are www.snow.com and www.rockresorts.com. Vail Resorts, Inc. is a publicly held company traded on the New York Stock Exchange (NYSE: MTN).

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Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Such risks and uncertainties include but are not limited to: general business and economic conditions; competitive factors in the ski and resort industries; failure to successfully integrate and operate future acquisitions; adverse consequences resulting from the existing SEC formal investigation; failure to commence or complete the planned development projects and/or achieve the anticipated short and long-term financial benefits from the development and/or inability to obtain financing on favorable terms; adverse changes in the real estate market; terrorist acts upon the United States; the threat of or actual war; economic downturns; expenses or adverse consequences arising from current or potential litigation against the Company; implications arising from any new FASB/governmental legislation, rulings or interpretations; reliance on government permits for use of federal land; and the weather. Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.

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Vail Resorts, Inc.
Consolidated Financial Statements
(in thousands except per share amounts)
(unaudited)

	Three Months Ended
	October 31,
	2004	2003
Net revenues:
Mountain	$ 34,493	$ 33,466
Lodging	46,275	43,790
Real estate	17,115	26,892
Total net revenues	97,883	104,148
Operating expenses:
Mountain	63,961	61,454
Lodging	43,548	41,503
Real estate	10,061	12,124
Gain on transfer of property, net	--	(1,913)
Depreciation and amortization	21,076	20,366
Loss on disposal of fixed assets, net	858	1,010
Total operating expenses	139,504	134,544
Loss from operations	(41,621)	(30,396)
Other income (expense):
Mountain equity investment income (loss), net	794	(18)
Lodging equity investment loss, net	(1,918)	(1,740)
Real estate equity investment (loss) income, net	(35)	203
Investment income, net	128	565
Interest expense	(10,576)	(13,408)
Gain (loss) on put options, net	213	(610)
Other expense, net	(33)	--
Minority interest in loss of consolidated subsidiaries, net	1,900	2,091
Loss before benefit from income taxes	(51,148)	(43,313)
Benefit from income taxes	19,692	17,910
Net loss	$ (31,456)	$ (25,403)

Per share amounts:
Basic net loss per share	$ (0.89)	$ (0.72)
Diluted net loss per share	$ (0.89)	$ (0.72)
Other Data:
Mountain Reported EBITDA	$ (28,674)	$ (28,006)
Lodging Reported EBITDA	809	547
Resort Reported EBITDA	(27,865)	(27,459)
Real Estate Reported EBITDA	$ 7,019	$ 16,884

Note:    Certain reclassifications have been made to the Consolidated Financial Statements as of and for the three months ended October 31, 2003 to conform to the current period presentation.

Vail Resorts, Inc.
Net Resort Revenue by Business Line and Skier Visits
(in thousands)

	Three Months Ended
	October 31,		Percentage
	2004	2003	Increase
Business Line
Lift tickets	$ 40	$ 26	53.8%
Ski school	24	23	4.3%
Dining	3,986	3,914	1.8%
Retail/rental	17,199	17,040	0.9%
Other	13,244	12,463	6.3%
Total Mountain net operating revenue	34,493	33,466	3.1%

Total Lodging net operating revenue	46,275	43,790	5.7%

Total Net Resort revenue	$ 80,768	$ 77,256	4.5%

	As of October 31,
	2004	2003
Key Balance Sheet Data:
Real estate held for sale and investment	$ 132,726	$ 115,570
Total stockholders' equity	460,562	470,909

Total debt	651,811	580,431
Less: cash and cash equivalents	31,618	7,192
Net debt	$ 620,193	$ 573,239

Note:    Certain reclassifications have been made to the Consolidated Financial Statements as of and for the three months ended October 31, 2003 to conform to the current period presentation.

Reconciliation of Non-GAAP Financial Measures

Resort, Mountain, Lodging and Real Estate Reported EBITDA have been presented herein as measures of the Company's financial operating performance.  Reported EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States ("GAAP"), and it might not be comparable to similarly titled measures.  Reported EBITDA does not purport to represent cash provided by operating activities and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.  The Company believes that Reported EBITDA is an indicative measure of the Company's operating performance, and it is generally used by investors to evaluate companies in the resort and lodging industries.  In addition, because of the significance of long-lived assets to the operations of the Company and the level of the Company's indebtedness, the Company also believes that Reported EBITDA is useful in measuring the Company's ability to fund capital expenditures and service debt.  The Company uses Reported EBITDA targets in determining management bonuses.

Presented below is a reconciliation of Reported EBITDA to net loss of the Company calculated in accordance with GAAP for the three months ended October 31, 2004 and 2003.

	Three Months Ended
	October 31,
Reconciliation to consolidated net income:	2004	2003

Mountain Reported EBITDA	$ (28,674)	$ (28,006)
Lodging Reported EBITDA	809	547
Real Estate Reported EBITDA	7,019	16,884
Total Reported EBITDA	(20,846)	(10,575)
Depreciation and amortization expense	(21,076)	(20,366)
Loss on disposal of fixed assets	(858)	(1,010)
Other income (expense):
Investment income, net	128	565
Interest expense	(10,576)	(13,408)
Gain (loss) on put options, net	213	(610)
Other expense, net	(33)	--
Minority interest in loss of consolidated subsidiaries, net	1,900	2,091
Loss before benefit from income taxes	(51,148)	(43,313)
Benefit from income taxes	19,692	17,910
Net loss	$ (31,456)	$ (25,403)